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                                               Exhibit 99(a)(9)


For Immediate Release                Contact:  Sharon Bateman  (314) 342-6494
                                               May Company

                                               Bob Huth (610) 896-2111
                                               David's Bridal


THE MAY DEPARTMENT STORES COMPANY AND
DAVID'S BRIDAL, INC. ANNOUNCE TERMINATION OF
HART-SCOTT-RODINO ANTITRUST WAITING PERIOD

       ST. LOUIS, Mo., and CONSHOHOCKEN, Pa., July 24, 2000 - The May Department Stores Company [NYSE: MAY] and David's Bridal, Inc. [NASDAQ: DABR] announced today the early termination of the 15-day waiting period required under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with May's tender offer for all of the outstanding shares of common stock of David's Bridal. The notice of early termination was received Friday, June 21, 2000. Without the early termination, the waiting period would have expired Tuesday, July 25. May's tender offer for David's Bridal commenced on July 10, 2000, and is scheduled to expire at 12:00 midnight, New York City time, on Monday, August 7, 2000. The expiration or early termination of the waiting period under the Act was one of the conditions to closing for the tender offer.